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                                                                     EXHIBIT (j)

INDEPENDENT AUDITORS' CONSENT


Pacific Select Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-13954 on Form N-1A of our report dated February 5, 1999, related to the financial statements of Pacific Select Fund as of and for the year ended December 31, 1998, appearing in such Registration Statement.

We also consent to the reference to us under the heading "Financial Highlights" appearing in the prospectus of Pacific Select Fund and under the headings "Financial Statements" and "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.



Deloitte & Touche LLP

Costa Mesa, California
October 8, 1999